Exhibit 99.1

CONTACT:

VIVUS, Inc.	Trout Group
Timothy E. Morris	Ian Clements (SF) 415-392-3385
Chief Financial Officer	Brian Korb (NYC) 646-378-2923
650-934-5200

FOR IMMEDIATE RELEASE

VIVUS INITIATES EXTENSION STUDY WITH QNEXA FOR DIABETES

Patients in Current Diabetes Study to Continue for an Additional 6 Months

Mountain View, Calif, January 9, 2008 — VIVUS, Inc (NASDAQ: VVUS) a pharmaceutical company dedicated to the development and commercialization of novel therapeutic products, today announced it has initiated a six-month extension study for patients currently enrolled in the OB-202 diabetes study.  The OB-202 study is a 28 week, randomized, double blind, placebo controlled, efficacy and safety study of Qnexa in the glycemic management of obese Type 2 diabetics.  The newly initiated study, DM-230, will allow subjects to continue, in a blinded fashion as randomized, in the study for an additional 28 weeks.

The primary endpoint of the studies will be improvement of glycemic control as measured by a reduction of glycosylated hemoglobin (HbA1c) levels.  The randomized, double-blind, parallel-designed study will also measure the effects of Qnexa on associated metabolic and cardiovascular risk factors as well as changes in total body weight, percent of baseline body weight lost, and a change in waist circumference.  The OB-202 study will measure endpoints at the end of 28 weeks.  The DM-230 study will measure endpoints after an additional 28 weeks (for a total time on treatment of one year).

Both studies are intended to assess both safety and efficacy of Qnexa in subjects with type 2 diabetes controlled with diet or oral medications.  Subjects have a Body Mass Index (BMI) between 27 to 42 kg/m2.  Patients on antidepressants such as SSRI’s or SNRI’s are allowed to participate in the study.  The trials involve 10 centers nationwide.  VIVUS has enrolled 210 subjects in the OB-202 study.   As subjects complete the first 28 weeks of treatment they will roll over into the DM-230 study.   Please see http://www.clinicaltrials.gov for more information.

“The results from a retrospective uncontrolled review of diabetic patients in private practice conducted by the inventor, revealed good improvement in glycemic control, as measured by reduction HbA1c.  Patients were also able to reduce the dose and the number of medications used in the treatment of their type 2 diabetes.  In June 2007, we initiated a phase 2 study in diabetes with Qnexa to confirm these results,” commented Peter Tam, senior vice president of product and corporate development.  “The extension study, DM-230, will allow us to see the impact of Qnexa for a full year of treatment on diabetes as a whole.  Patients with type 2 diabetes typically have numerous co-morbidities and are on several medications.  Treating these patients is complicated and requires constant monitoring.  We are hopeful Qnexa will help these patients improve glycemic control while losing weight and controlling their co-morbidities.”

Data from the OB-202 study is expected to be available in the second quarter of 2008.

About Type 2 Diabetes

Diabetes afflicts more than 18 million people in the United States. It is the main cause of kidney failure, limb amputations, and new onset blindness in adults and a major cause of heart disease and stroke. Type 2 diabetes accounts for up to 95 percent of all diabetes cases. Most common in adults over age 40, type 2 diabetes affects 8 percent of the U.S. population age 20 and older. It is strongly associated with obesity (more than 80 percent of people with type 2 diabetes are overweight), inactivity, family history of diabetes, and racial or ethnic background. The prevalence of type 2 diabetes has tripled in the last 30 years, and much of the increase is due to the dramatic upsurge in obesity. People with a BMI of 30 or greater have a five-fold greater risk of diabetes than people with a normal BMI of 25 or less.

About VIVUS

VIVUS, Inc. is a pharmaceutical company dedicated to the development and commercialization of novel therapeutic products. The current portfolio includes investigational products addressing obesity and sexual health. The pipeline includes: Qnexa™, which is in phase 3 for the treatment of obesity and phase 2 for the treatment of type 2 diabetes; Testosterone MDTS®, for which a phase 2 study has been completed for the treatment of Hypoactive Sexual Desire Disorder (HSDD); and avanafil, for which a phase 2 study has been completed for the treatment of erectile dysfunction (ED). For more information on clinical trials and products, please visit the company’s web site at http://www.vivus.com.

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